NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

FOR IMMEDIATE RELEASE

NorthWestern Reports First Quarter 2018 Financial Results

Company reports GAAP diluted earnings per share of $1.18 for the first quarter 2018;
Declares a quarterly dividend of $0.55 per share payable June 29, 2018: and
Reaffirms full year 2018 guidance.

SIOUX FALLS, S.D. - April 24, 2018 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended March 31, 2018.  Net income for the period increased 3.4% to $58.5 million, or $1.18 per diluted share, as compared with net income of $56.6 million, or $1.17 per diluted share, for the same period in 2017. This $1.9 million increase in net income in 2018 is primarily due to colder winter weather, higher Montana natural gas rates and increased demand for transmission on our system and lower operating, general and administrative expense in 2018.
Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

“Colder weather and cost controls during our first quarter of 2018 were partially offset by higher property tax and depreciation expense.  We also spent a considerable amount of time, along with the rest of the industry, supporting the implementation of the new federal income tax law,” said Bob Rowe, President and Chief Executive Officer. “NorthWestern has submitted proposals to its regulators that ensures the new tax law provides an opportunity to pass benefits on to customers, through lower utility bills, and allow us make important incremental expenditures on our system to continue to improve safety and reliability.”

NorthWestern Reports First Quarter 2018 Financial Results
April 24, 2018

	Three Months Ended March 31,
(in thousands, except per share amounts)	2018	2017 (2)
Revenues	$341,502	$367,312
Cost of Sales	96,077	119,817
Gross Margin (1)	245,425	247,495

Operating, general and administrative expense	74,345	78,334
Property and other taxes	42,813	39,928
Depreciation and depletion	43,755	41,461
Total Operating Expenses	160,913	159,723
Operating Income	84,512	87,772
Interest Expense, net	(22,970)	(23,400)
Other Income	(1,129)	(1,128)
Income Before Income Taxes	60,413	63,244
Income Tax Expense	(1,914)	(6,677)
Net Income	58,499	56,567
Basic: Average Shares Outstanding	49,416	48,386
Earnings per Share - Basic	$1.18	$1.17
Diluted: Average Shares Outstanding	49,484	48,503
Earnings per Share - Diluted	$1.18	$1.17

Dividends Declared per Common Share	$0.55	$0.525
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
(2) We adopted ASU 2017-07 on January 1, 2018. As a result, we recorded the nonservice cost component of net periodic benefit cost within other expense, net. We adopted this standard retrospectively and $2.6 million was reclassified from operating, general and administrative expenses to other expense, net for the three months ended March 31, 2017, to conform to current period presentation.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended March 31, 2018 was $245.4 million compared with $247.5 million for the same period in 2017. This $2.1 million decrease was a result of a $4.1 million increase to items that have an impact on net income and $6.2 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $4.1 million, including:

•	$1.9 million increase in our Montana gas rates effective September 1, 2017;

•	$1.5 million increase in electric and natural gas retail volumes due primarily to colder winter weather and customer growth; and

•	$1.5 million increase due to higher demand to transmit energy across our transmission lines due to market conditions and pricing; partially offset by an

•	$0.8 million decrease in other miscellaneous margin items.

The change in consolidated gross margin for items that had no impact on net income represented a $6.2 million decrease primarily due to the following:

•	$7.3 million decrease due to the deferral of revenue as a result of the Tax Cuts and Job Act (TCJA), offset by a decrease in income tax expense;

NorthWestern Reports First Quarter 2018 Financial Results
April 24, 2018

•	$0.6 million increase in revenues for property taxes included in trackers, offset by increased property tax expense; and

•	$0.5 million increase in revenue due to the decrease in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by increased income tax expense.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended March 31, 2018 were $74.3 million compared with $78.3 million for the same period in 2017. The $4.0 million decrease was primarily due to:

•	$2.3 million decrease due to the change in value of non-employee directors deferred compensation due to changes in our stock price (offset by changes in other income with no impact on net income);

•	$1.5 million lower maintenance costs at our Dave Gates Generating Station and Colstrip Unit 4 facilities;

•	$1.3 million decreased labor costs due primarily to more time being spent by employees on capital projects rather than maintenance projects (which are expensed);

•	$0.9 million lower Distribution System Infrastructure Project related expenses, which concluded at the end of 2017: and

•	$0.9 million other miscellaneous decreases.
These decreases were partially offset by a $2.9 million increase in employee benefit expense associated with the regulatory treatment of pension expense, which is primarily offset in other expense below.

Property and Other Taxes
Property and other taxes were $42.8 million for the three months ended March 31, 2018, as compared with $39.9 million in the same period of 2017. This increase was primarily due to plant additions and higher annual estimated property valuations in Montana. We estimate property taxes throughout each year, and update based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Depreciation and Depletion Expense
Depreciation and depletion expense was $43.8 million for the three months ended March 31, 2018, as compared with $41.5 million in the same period of 2017. This increase was primarily due to plant additions.

Operating Income
Consolidated operating income for the three months ended March 31, 2018 was $84.5 million as compared with $87.8 million in the same period of 2017. This decrease was primarily due to the decrease in gross margin (resulting from the $7.3 million TCJA deferral which is largely offset by reduced income tax expense) and increase in property taxes and depreciation and depletion expense, as discussed above.

NorthWestern Reports First Quarter 2018 Financial Results
April 24, 2018

Interest Expense
Consolidated interest expense for the three months ended March 31, 2018 was $23.0 million, as compared with $23.4 million in the same period of 2017. This decrease was primarily due to the refinancing of debt in 2017, partly offset by rising interest rates.

Other Expense
Consolidated other expense, net remained flat at $1.1 million for the three months ended March 31, 2018 as compared with the same period of 2017. This includes a decrease in other pension expense, offset by an increase in expense associated with the change in the value of deferred shares held in trust for non-employee directors deferred compensation, both of which are offset in operating, general, and administrative expenses with no impact to net income.

Income Tax
Consolidated income tax expense for the three months ended March 31, 2018 was $1.9 million as compared with $6.7 million in the same period of 2017. Our effective tax rate for the three months ended March 31, 2018 was 3.2% as compared with 10.6% for the same period of 2017. We expect our 2018 effective tax rate to range between 0% - 5%.

The following table summarizes the differences between our effective tax rate and the federal statutory rate (in millions):

(in millions)	Three Months Ended March 31,
	2018		2017
Income Before Income Taxes	$60.4		$63.2

Income tax calculated at federal statutory rate	12.7	21.0%	22.1	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	0.7	1.2%	(0.8)	(1.3)%
Flow-through repairs deductions	(6.6)	(10.9)%	(8.8)	(13.9)%
Production tax credits	(3.9)	(6.4)%	(3.8)	(6.1)%
Plant and depreciation of flow-through items	(0.9)	(1.6)%	(1.4)	(2.3)%
Shared-based compensation	0.3	0.5%	(0.4)	(0.6)%
Other, net	(0.4)	(0.6)%	(0.2)	(0.2)%
Subtotal	(10.8)	(17.8)%	(15.4)	(24.4)%

Income Tax Expense	$1.9	3.2%	$6.7	10.6%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

Net Income
Consolidated net income for the three months ended March 31, 2018 was $58.5 million as compared with $56.6 million for the same period in 2017. This increase is primarily due higher

NorthWestern Reports First Quarter 2018 Financial Results
April 24, 2018

Montana natural gas rates, colder winter weather, increased demand for electric transmission, and lower operating, general and administrative expense in 2018.

Reconciliation of Primary Changes from 2017 to 2018

	Three Months Ended March 31,

($millions, except EPS)	Pre-tax Income	Net (1) Income	Diluted EPS
2017 reported	$63.2	$56.6	$1.17

Gross Margin
Montana natural gas and production rates	1.9	1.4	0.03
Electric transmission	1.5	1.1	0.02
Electric retail volumes	1.1	0.8	0.02
Natural gas retail volumes	0.4	0.3	—
Other	(0.8)	(0.6)	(0.01)
Subtotal: Margin Items Impacting Net Income	4.1	3.0	0.06

Tax Cuts and Job Acts deferral (subject to refund)	(7.3)	(5.5)	(0.11)
Property and other taxes	0.6	0.4	0.01
Production tax credits flowed-through trackers	0.5	0.4	0.01
Subtotal: Margin Items Not Impacting Net Income (2)	(6.2)	(4.7)	(0.09)

Total Gross Margin	(2.1)	(1.7)	(0.03)
OG&A Expense
Non-employee director deferred compensation	2.3	1.7	0.03
Maintenance costs	1.5	1.1	0.02
Labor	1.3	1.0	0.02
Distribution System Infrastructure Project expenses	0.9	0.7	0.01
Employee benefits	(2.9)	(2.2)	(0.04)
Other	0.9	0.7	0.01
Total OG&A Expense	4.0	3.0	0.05
Other items
Depreciation and depletion expense	(2.3)	(1.7)	(0.03)
Property and other taxes	(2.9)	(2.2)	(0.04)
Interest expense	0.4	0.3	—
Permanent and flow-through adjustments to income tax		4.2	0.08
Impact of higher share count	—	—	(0.02)
Total Other items	(4.8)	0.6	(0.01)

Total impact of above items	(2.8)	1.9	0.01

2018 reported	$60.4	$58.5	$1.18

(1) Income Tax calculation on reconciling items assumes federal plus state statutory effective tax rate of 25.3% (38.5% prior to TCJA).
(2) These items are offset in property tax and income tax expense and have no impact to net income.

NorthWestern Reports First Quarter 2018 Financial Results
April 24, 2018

Liquidity and Capital Resources
As of March 31, 2018, our total net liquidity was approximately $206.7 million, including $4.7 million of cash and $202.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at March 31, 2017 of $183.5 million.

In September 2017, we entered into an equity distribution in which we may offer and sell shares of our common stock from time to time, having an aggregate gross sales price of up to $100 million. During 2017, we received net proceeds of approximately $54 million from the sale of our common stock. There were no issuances during the first quarter of 2018. We expect to issue the remaining $46 million of shares under the agreement during 2018.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.55 per share, payable June 29, 2018 to common shareholders of record as of June 15, 2018.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2018 and final 2017 adjusted non-GAAP earnings guidance of $3.35 - $3.50 and $3.30 - $3.45 per diluted share, respectively, are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

(in millions, except EPS)				Estimated to Meet Guidance
Three Months Ended March 31, 2018				EPS Q2-Q4 2018			EPS Full Year 2018
	Pre-tax Income	Net(1) Income	Diluted EPS	Low	-	High	Low	-	High
2018 Reported GAAP	$60.4	$58.5	$1.18

Non-GAAP Adjustments:
Remove favorable weather	(4.8)	(3.6)	(0.07)

2018 Adjusted Non-GAAP	$55.6	$54.9	$1.11	$2.24	-	$2.39	$3.35	-	$3.50

(in millions, except EPS)				Actual
Three Months Ended March 31, 2017				EPS Q2-Q4 2017			EPS Full Year 2017
	Pre-tax Income	Net(2) Income	Diluted EPS	Pre-tax Income	Net(2) Income	Diluted EPS	Pre-tax Income	Net(2) Income	Diluted EPS
2017 Reported GAAP	$63.2	$56.6	$1.17	$112.9	$106.1	$2.17	$176.1	$162.7	$3.34

Non-GAAP Adjustments:
Remove favorable weather	(3.2)	(2.0)	(0.04)	(0.2)	(0.1)	—	(3.4)	(2.1)	(0.04)

2017 Adjusted Non-GAAP	$60.0	$54.6	$1.13	$112.7	$106.0	$2.17	$172.7	$160.6	$3.30

(1) Income tax calculation on reconciling adjustments assumes updated federal plus state statutory effective tax rate of 25.3%.
(2) Income tax calculation on reconciling adjustments assumes previous federal plus state statutory effective tax rate of 38.5%.

NorthWestern Reports First Quarter 2018 Financial Results
April 24, 2018

2018 Earnings Guidance Reaffirmed
NorthWestern reaffirms its 2018 adjusted non-GAAP earnings guidance range of $3.35 - $3.50 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	Equitable regulatory treatment in the process of passing Tax Cuts and Jobs Act benefits on to customers;

•	Recovery of Montana energy supply costs as proposed in our pending Power Cost & Credit Adjustment Mechanism (PCCAM);

•	A consolidated income tax rate of approximately 0% to 5% of pre-tax income; and

•	Issuance of the remaining $46 million of equity under our current distribution agreement resulting in diluted average shares outstanding ranging between approximately 50.0 million to 50.2 million

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast tomorrow, April 25, 2018, at 3:30 p.m. Eastern time to review its financial results for the quarter ending March 31, 2018. The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/25281. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

A telephonic replay of the call will be available for one month, beginning at 6:00 p.m. Eastern time on April 25, 2018, at (800) 485-8312 access code 4517992.

Notice of Annual Stockholders Meeting
NorthWestern will also hold its annual stockholders meeting on Wednesday, April 25, 2018, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time) at the Montana Operations Support Office, 11 East Park Street, Butte, Montana 59701.

The annual stockholders meeting will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/25301. To participate, please go to the site at least 10 minutes in advance of the call to register.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 718,300 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that

NorthWestern Reports First Quarter 2018 Financial Results
April 24, 2018

exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Non-GAAP Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Non-GAAP Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2018 Earnings Guidance Reaffirmed”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Butch Larcombe (866) 622-8081
travis.meyer@northwestern.com                butch.larcombe@northwestern.com